Exhibit 99.1

Eagle Bulk Shipping Inc. Closes on New $61.2 Million Term Loan Facility

-- Increases Financial Flexibility and Supports Fleet Growth Program –

STAMFORD, Conn., July 5, 2017 -- Eagle Bulk Shipping Inc. (Nasdaq: EGLE) today announced that one of its wholly-owned subsidiaries, Eagle Bulk Ultraco LLC (“Ultraco”), has closed a new Credit Agreement (the “Facility”) in the aggregate principal amount of up to $61.2 million. The Facility, which may be increased up to $100 million in the aggregate under certain conditions, is secured by the nine recently-acquired vessels from Greenship Bulk Trust. As of July 5, 2017, Eagle Bulk has taken delivery of seven of the Greenship Bulk vessels.

Gary Vogel, Eagle Bulk's CEO, commented, “We are pleased to have successfully closed on this new Facility, which provides our Company with increased financial flexibility and additional borrowing capacity at attractive terms. This transaction will further support our fleet growth and renewal program, which to-date includes the acquisition of 11 modern Ultramaxes.

“We are appreciative to our lenders for their support, which we believe highlights their confidence in Eagle and our continued development as a premier Owner/Operator.”

The Facility carries an interest rate of LIBOR plus 2.95% and has a final maturity date of October 31, 2022, or five years. There are no fixed repayments until December 2018.

Lenders in the transaction are ABN AMRO, Skandinaviska Enskilda Banken AB (publ), and DVB Bank SE.

About Eagle Bulk Shipping

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in Stamford, Connecticut. Eagle Bulk owns one of the largest fleets of Supramax/Ultramax dry bulk vessels in the world. Supramax/Ultramax vessels, which are constructed with on-board cranes, range in size from approximately 50,000 to 65,000 dwt. The Company transports a broad range of major and minor bulk cargoes, including but not limited to coal, grain, ore, pet coke, cement and fertilizer, along worldwide shipping routes.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect management's current expectations and observations with respect to future events and financial performance. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company's forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements.  The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission.  The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact

Frank De Costanzo

Chief Financial Officer

Eagle Bulk Shipping Inc.

Tel. +1 203-276-8100

Media and Investor Contact

Jonathan Morgan or Alex Hinson

Perry Street Communications

212-741-0014

eagle@perryst.com